Exhibit (a)(5)(viii)

dMY Technology Group, Inc. VI Announces Liquidation

April 5, 2023 – dMY Technology Group, Inc. VI (NYSE: DMYS) (“dMY VI” or the “Company”), a special purpose acquisition company, announced today that the independent and disinterested Directors made a reasonable determination, based on the current facts and circumstances, that it would not be in the best interests of those involved to proceed with the combination with Rain Enhancement Technologies, Inc. (“Rainwater Tech”). Accordingly, the Company intends to dissolve and liquidate in accordance with the provisions of its Amended and Restated Certificate of Incorporation, dated as of October 5, 2021, and the Investment Management Trust Agreement, between dMY VI and Continental Stock Transfer & Trust Company (“CST” or the “Trustee”), dated as of October 5, 2021.

Accordingly, the Company will redeem all of the shares of Class A Common Stock that were included in the units issued in its initial public offering, at a per-share redemption price payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to dMY VI to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any). dMY VI is ceasing its efforts and is returning the capital held in the trust account.

In order to provide for the disbursement of funds from the trust account, the Company has instructed the Trustee of the trust account to take all necessary actions to liquidate the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the shares of Common Stock. Record holders may redeem their shares for their pro rata portion of the proceeds of the trust account (less any amount of interest released to dMY VI to pay its taxes and up to $100,000 of interest to pay dissolution expenses), by delivering their shares of Common Stock to CST, as transfer agent. Investors holding through a broker need to take no action in order to receive payment. The redemption of the shares of Common Stock is expected to be completed within ten business days after April 5, 2023.

The Company’s initial stockholders, sponsor, officers and directors have waived their rights to liquidating distributions from the trust account with respect to any founder shares they hold. However, if our initial stockholders, sponsor or management team acquired any public shares in or after this offering, they are entitled to liquidating distributions from the trust account with respect to such public shares.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

The Company will file a Form 25 with the United States Securities and Exchange Commission (the “SEC”) to delist its securities. The Company thereafter expects to file a Form 15 with the SEC to terminate the registration of its securities under the Securities Exchange Act of 1934, as amended.

About dMY Technology Group, Inc. VI

dMY Technology Group, Inc. VI is a blank check company incorporated in Delaware on October 5, 2021, whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Led by Chief Executive Officer Niccolo de Masi and Chairman Harry You, dMY VI consummated the IPO on NYSE on October 5, 2021, raising aggregate gross proceeds of $241,500,000.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs and reasonable assumptions of management, and actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. The Company undertakes no obligation to update any forward-looking statements after the date of this release, except as required by law.

No Offer or Solicitation

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities of dMY VI or Rainwater Tech, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Contact Information

Investor Relations/Media

RainwaterTechIR@icrinc.com

RainwaterTechPR@icrinc.com